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                                                                  EXHIBIT 99.(L)
                            Triangle Pacific Corp.
                             16803 Dallas Parkway
                               Dallas, TX 75248

                                 June 19, 1998

Dear Stockholder:

          I am pleased to inform you that on June 12, 1998, Triangle Pacific Corp. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Armstrong Worldwide Industries, Inc. and Sapling Acquisition, Inc. ("Purchaser"). Pursuant to the Merger Agreement, Purchaser today commenced a tender offer to purchase all outstanding shares of the Company's Common Stock (the "Shares") for $55.50 per share in cash. Under the Merger Agreement, if at least a majority of the Shares are tendered, the tender offer will be followed by a merger of Purchaser into the Company. In the merger, each share of Common Stock will be converted into the same consideration as is paid in the tender offer (other than shares held by the Purchaser and by dissenting stockholders, if any).

          THE BOARD OF DIRECTORS OF THE COMPANY (WITH ONE DIRECTOR ABSENT) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND HAS UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE TENDER OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY (WITH ONE DIRECTOR ABSENT) UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

          In arriving at its recommendations, the Board of Directors gave careful consideration to a number of factors. These factors included the opinion dated June 12, 1998 of Salomon Smith Barney, financial advisor to the Company, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration of $55.50 per share to be received by the Company stockholders in the offer and the merger was fair from a financial point of view to such stockholders.

          Accompanying this letter is a Schedule 14D-9, which describes the board's decision to recommend the tender offer and the merger. This document contains important information relating to the transaction, and we urge you to read it carefully.

                                 Sincerely,

                                 /s/ Floyd F. Sherman

                                 Floyd F. Sherman
                                 Chairman of the Board of Directors and
                                 Chief Executive Officer